Exhibit 99.1

EARNINGS RELEASE

For Immediate Release

Contact: Joseph Espeso (203) 853-0700

BOLT TECHNOLOGY REPORTS SECOND QUARTER RESULTS

NORWALK, CT., January 21, 2004 – Bolt Technology Corporation (AMEX:BTJ) today announced financial results for the second quarter and the first six months of fiscal year 2004.

Sales for the second quarter of fiscal 2004, the three months ended December 31, 2003, were $3,501,000 compared to $2,419,000 for the second quarter of fiscal 2003 and net income for the quarter amounted to $225,000 or $0.04 per diluted share, compared to a net loss of ($178,000) or ($0.03) per share in last year’s second quarter.

For the first half of fiscal 2004, the six months ended December 31, 2003, sales were $7,167,000 compared to $5,512,000 last year. Net income for the first half of fiscal 2004 amounted to $566,000 or $0.10 per diluted share compared to a net loss of ($27,000) or $0.00 per share last year.

Raymond M. Soto, Bolt’s chairman, president and CEO, commented, “We are pleased that the results for the second quarter and the first six months of fiscal 2004 show substantial improvement over last year’s second quarter and first six months. Based on the proposals we currently have outstanding and the current level of customer inquiries, we continue to believe that the increases in operating results reported for the first six months of fiscal 2004 should continue for the remainder of the year.”

Bolt Technology Corporation is a leading worldwide developer and manufacturer of seismic energy sources and underwater connectors used in the offshore seismic exploration for oil and gas. Bolt also designs and sells precision miniature industrial clutches, brakes and electric motors.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,” and similar expressions are intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including, without limitation, risks associated with decreased demand for the Company’s products due to fluctuation in energy industry activity, reliance on certain significant customers, significant amount of foreign sales and other risks detailed in the Company’s filings with the Securities and Exchange Commission.

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,

	2003	2002	2003	2002
Sales	$3,501,000	$2,419,000	$7,167,000	$5,512,000
Costs and expenses	3,147,000	2,688,000	6,307,000	5,533,000

Income (loss) before income taxes	354,000	(269,000)	860,000	(21,000)
Provision (benefit) for income taxes	129,000	(91,000)	294,000	6,000

Net income (loss)	$225,000	$(178,000)	$566,000	$(27,000)

Earnings (loss) per share	$0.04	$(0.03)	$0.10	$0.00
Shares outstanding	5,485,000	5,414,000	5,482,000	5,414,000

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Balance Sheets (Unaudited)

	December 31,			December 31,
	2003	2002		2003	2002

Assets			Liabilities and Stockholders’ Equity

Current Assets			Current Liabilities
Cash and cash equivalents	$2,119,000	$2,373,000	Accounts payable	$365,000	$232,000
Accounts receivable, net	1,936,000	1,534,000	Accrued liabilities	641,000	864,000

Inventories	5,387,000	4,988,000		1,006,000	1,096,000

Other	599,000	846,000	Deferred income taxes	—	166,000

	10,041,000	9,741,000	Total liabilities	1,006,000	1,262,000

Property and equipment, net	832,000	966,000
Goodwill	11,106,000	11,148,000
Other	132,000	80,000	Stockholders’ equity	21,105,000	20,673,000

	$22,111,000	$21,935,000		$22,111,000	$21,935,000